Filed pursuant to Rule 433(d)

Registration Nos. 333-228964 and 333-228964-01

FINAL TERM SHEET, dated July 16, 2019

$1,051,050,000

John Deere Owner Trust 2019-B

Issuing Entity

$287,000,000	Class A-1	2.19517% Asset Backed Notes
$340,000,000	Class A-2	2.28% Asset Backed Notes
$340,000,000	Class A-3	2.21% Asset Backed Notes
$84,050,000	Class A-4	2.32% Asset Backed Notes

John Deere Receivables LLC, Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)
Principal Amount	$287,000,000	$340,000,000	$340,000,000	$84,050,000

Per Annum Interest Rate	2.19517%	2.28%	2.21%	2.32%

Final Scheduled Payment Date	July 15, 2020	May 16, 2022	December 15, 2023	May 15, 2026

Initial Public Offering Price	100.00000%	99.99962%	99.97877%	99.98032%

Ratings (Moody’s/Fitch)	P-1/F1+	Aaa/AAA	Aaa/AAA	Aaa/AAA

Payment Date	Monthly, beginning September 15, 2019 (subject to the business day convention)	Monthly, beginning September 15, 2019 (subject to the business day convention)	Monthly, beginning September 15, 2019 (subject to the business day convention)	Monthly, beginning September 15, 2019 (subject to the business day convention)

Weighted Average Life(2)	0.37	1.18	2.48	3.56

CUSIP	477870 AA7	477870 AB5	477870 AC3	477870 AD1

(1)

Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.

(2)	Pricing speed: 14% CPR (with a 10% clean-up call).

Trade Date: July 16, 2019

Expected Settlement Date: July 24, 2019

Initial Note Value: $1,078,002,547.62 (discount rate: 5.35%)

Initial Overcollateralization Amount: $26,952,548

Initial Reserve Account Deposit: $10,780,025

Specified Reserve Account Balance: $10,780,025

RBC	Barclays	MUFG

Credit Agricole Securities	TD Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the prospectus.